Exhibit 10.3

AMENDMENT TO RSU AWARD AGREEMENTS

THIS AMENDMENT, made as of November 14, 2014, by and between Intersections Inc. (the “Corporation”) and Michael Stanfield (the “Holder”).

WHEREAS, the Corporation has established the 2006 Stock Incentive Plan (the “Plan”) pursuant to which restricted stock units (the “RSUs”) have been granted to the Holder from time to time; and

WHEREAS, the Corporation has determined to provide accelerated vesting to the Holder’s RSUs on certain events; and

NOW, THEREFORE, the parties hereto agree as follows:

1.           Award Agreements.  The Holder was granted RSUs pursuant to certain RSU Award Agreements dated as of March 17, 2014, April 1, 2013, February 1, 2012 and February 2, 2011 (collectively, the “Award Agreements”).

2.           Vesting and Restrictions.  This Amendment serves to amend Section 2 of each of the Award Agreements by adding the following to the end thereof:  “Notwithstanding anything in this Section 2 or the Agreement to the contrary, in the event of the Holder’s death, Disability, termination of employment by the Corporation without Cause or the Holder’s termination of employment on account of a resignation for Good Reason, all of the Holder’s unvested and outstanding RSUs shall immediately become vested.”

3.           Defined Terms.  In addition to terms defined elsewhere herein or the Award Agreements, the following terms have the following meanings when used in this Amendment and shall be deemed part of the Award Agreements:

(a)           “Cause” shall mean that the Holder: (i) has been convicted of, or entered a plea of nolo contendre to, a misdemeanor involving moral turpitude or any felony under the laws of the United States or any state or political subdivision thereof; (ii) has committed an act constituting a breach of fiduciary duty, fraud, gross negligence or willful misconduct; (iii) has engaged in conduct that violated the Corporation's then existing internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of the Corporation or any of its subsidiaries; or (iv) after written notice to the Holder and a reasonable opportunity of at least 30 days to cure, the Holder shall continue (x) to be in material breach of the terms of his employment agreement with the Corporation; (y) to fail or refuse to attend to the material duties and responsibilities reasonably assigned to him by the Board of Directors consistent with his authority, position and responsibilities on the date hereof; or (z) to be absent excessively for reasons unrelated to disability.

(b)           “Disability” shall mean that the Holder is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider's employer.

(c)           “Good Reason” shall mean one or more of the following without the Holder's written consent: (i) a material diminution of the Holder's base salary; (ii) a material diminution in the Holder's authority, duties or responsibilities; (iii) the Holder no longer reports directly to the Board of Directors of the Corporation; (iv) the relocation of the Holder's principal office to a location outside a thirty (30) mile radius from the Corporation's present Chantilly, Virginia location or (v) any other action or inaction that constitutes a material breach of the terms of the Holder's employment agreement with the Corporation, provided, however, that none of the events described herein will constitute good reason unless the Holder has first provided written notice to the Corporation of the occurrence of the applicable event(s) within ninety (90) days of the initial existence of such event and the Corporation fails to cure such event within thirty (30) days after its receipt of such written notice and, if uncured, the termination is effective as of the end of such cure period.

4.           Effectiveness; Entire Agreement.  This Amendment is effective as of the date first set forth above.  Except to the extent set forth in this Amendment, the terms of the RSU Awards and the Award Agreements shall remain in effect without change or modification. Except as otherwise expressly set forth herein, the capitalized terms used in this Amendment shall have the same definitions as set forth in the Plan.  This Amendment, together with the Plan and Award Agreements, constitutes the entire agreement between the parties hereto with respect to the RSU Awards.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

INTERSECTIONS INC.

By: /s/ Ronald L. Barden

/s/ Michael Stanfield
Michael Stanfield

INCENTIVE AWARD AGREEMENT

RSU AWARD AGREEMENT

THIS AGREEMENT, made as of [Date], by and between Intersections Inc. (the “Corporation”) and _______________________ (the “Holder”).

WHEREAS, the Corporation has established the 2006 Stock Incentive Plan (the “Plan”) pursuant to which restricted stock units (the “RSUs”), may be awarded to employees, directors, consultants and independent contractors of the Corporation and its Subsidiaries; and

WHEREAS, an RSU constitutes an unfunded and unsecured promise of the Corporation to deliver (or cause to be delivered) to the Holder, subject to the terms of this Agreement, a share of common stock, par value $.01 of the Corporation (the “Share”) (or, in the sole discretion of the Board of Directors, cash equal to the Fair Market Value of the Share) on a delivery date as provided herein (the Shares that are deliverable to the Holder pursuant to the RSUs are hereinafter referred to as “RSU Shares”); and

WHEREAS, it is intended that this Agreement shall set forth the terms, conditions and restrictions imposed with respect to said award of RSUs;

NOW, THEREFORE, the parties hereto agree as follows:

1.           RSU Award.

(a)           Pursuant to the Plan, the Holder has been awarded effective [Date] (the “Award Date”), ___________ RSUs (the “RSU Award”) subject to the terms, conditions and restrictions set forth in the Plan and in this Agreement.

(b)           The RSU Award and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference.  Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.           Vesting and Restrictions.  Except as otherwise provided pursuant to the acceleration provisions of the Plan, the RSU Award shall become vested as follows: 1/4 of the RSU Award will vest on [Date], 1/4 of the RSU Award will vest on [Date], 1/4 of the RSU Award will vest on [Date] and 1/4 of the RSU Award will vest on [Date]; provided the Holder is still in the employ or service of the Corporation or a Subsidiary on each such respective vesting date.  If the Holder’s employment or service with the Corporation and its Subsidiaries terminates prior to the date on which the RSUs become vested, any RSUs which were not theretofore vested shall be cancelled with no compensation due to the Holder.  Any other applicable restrictions or conditions under the requirements of any stock exchange upon which any Shares issued pursuant to the RSUs or shares of the same class are then listed, and under any securities law applicable to such Shares, shall be imposed.

3.           Delivery of RSU Shares or Cash.  RSU Shares are to be delivered on or within a reasonable time after the date of vesting specified in Section 2 (the “Delivery Date”).  On the Delivery Date, the Company shall transfer to the Holder one unrestricted, fully transferable Share (or, in the sole discretion of the Board of Directors, cash equal to the Fair Market Value of the Share on such date of vesting) for each vested RSU scheduled to be paid out on such date and as to which all other conditions to the transfer have been fully satisfied.

4.           Ownership, Voting Rights, Duties.  Unless and until the delivery of underlying RSU Shares, the Holder has no rights as a shareholder of the Corporation.  The Holder’s rights with respect to the RSU Award shall be that of a general unsecured creditor of the Corporation.

5.           Holder Bound by the Plan.  The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including, without limitation, the Corporation’s and Subsidiaries’ tax withholding rights with respect to the RSU Award and any RSU Shares issued, or cash paid, pursuant thereto.  A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Plan shall be final.  The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

6.           Modification of Agreement.  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that this Agreement may be amended without the consent of the Holder if and to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code.

7.           Severability.  Each provision of this Agreement is intended to be severable.  If any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, the remaining provisions of this Agreement shall not be affected thereby and shall continue in effect and application to the fullest extent in accordance with their terms.

8.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

9.           Successors in Interest.  This Agreement shall inure to the benefit of, and be binding on, the Corporation and its successors and assigns.  This Agreement shall inure to the benefit of, and be binding on, the Holder and the Holder’s legal representatives.   All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder’s heirs, executors and administrators.  This Agreement shall not be assignable by the Holder.

10.           Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement between the parties hereto with respect to the RSU award.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INTERSECTIONS INC.

By:__________________________

_____________________________
[Name of Holder]